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                                                                       Exhibit 1




Neoprobe Corporation
425 Metro Place North
Suite 300
Dublin, Ohio 43017


March 31, 1999


Attention:  Brent Larson, Chief Financial Officer

As of this date, we are unable to issue our opinion on Neoprobe Corporation's consolidated financial statements as of December 31, 1998, and for the year then ended, as we have not completed our audit. We appreciate the Company's cooperation to date and expect it to continue as we complete our audit. We fully expect to render our opinion in the next fifteen business days.

Very truly yours,

KPMG LLP





/s/ Jonathon S. Eesley
Partner